Exhibit 10.4

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                      AMENDED AND RESTATED CREDIT AGREEMENT


                            dated as of June 14, 2001


                                      among


                          INTERNATIONAL FIBERCOM, INC.
                        AND CERTAIN OF ITS SUBSIDIARIES,
                                  as Borrowers,


                                  THE LENDERS,



                                       and


                             BANK ONE, ARIZONA, NA,
                             as Administrative Agent


                         BANC ONE CAPITAL MARKETS, INC.
                         Arranger and Sole Book Manager



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
                                TABLE OF CONTENTS


                                                                            Page


ARTICLE I  DEFINITIONS......................................................   1

ARTICLE II  THE CREDITS.....................................................  17
     2.1    Commitment......................................................  17
     2.2    Required Payments; Termination..................................  18
     2.3    Ratable Loans; Types of Advances................................  18
     2.4    Swing Line Loans................................................  18
            2.4.1.   Amount of Swing Line Loans.............................  18
            2.4.2.   Borrowing Notice.......................................  19
            2.4.3.   Making of Swing Line Loans.............................  19
            2.4.4.   Repayment of Swing Line Loans..........................  19
     2.5    Commitment Fee; Reductions in Aggregate Commitment..............  20
     2.6    Minimum Amount of Each Advance..................................  20
     2.7    Prepayments.....................................................  20
            2.7.1.   Optional Principal Payments............................  20
            2.7.2.   Mandatory Prepayments..................................  21
     2.8    Method of Selecting Types and Interest Periods for New Advances.  21
     2.9    Conversion and Continuation of Outstanding Advances.............  22
     2.10   Changes in Interest Rate, etc...................................  22
     2.11   Rates Applicable After Default..................................  23
     2.12   Method of Payment...............................................  23
     2.13   Noteless Agreement; Evidence of Indebtedness....................  23
     2.14   Telephonic Notices..............................................  24
     2.15   Interest Payment Dates; Interest and Fee Basis..................  24
     2.16   Notification of Advances, Interest Rates, Prepayments and
              Commitment Reductions ........................................  25
     2.17   Lending Installations...........................................  25
     2.18   Non-Receipt of Funds by the Agent...............................  25
     2.19   Facility LCs....................................................  25
            2.19.1.  Issuance...............................................  25
            2.19.2.  Participations.........................................  26
            2.19.3.  Notice.................................................  26
            2.19.4.  LC Fees................................................  26
            2.19.5.  Administration; Reimbursement by Lenders...............  27
            2.19.6.  Reimbursement by Borrowers.............................  27
            2.19.7.  Obligations Absolute...................................  28
            2.19.8.  Actions of LC Issuer...................................  28
            2.19.9.  Indemnification........................................  28
            2.19.10. Lenders' Indemnification...............................  29
            2.19.11. Facility LC Collateral Account.........................  29
            2.19.12. Rights as a Lender.....................................  30
     2.20   Replacement of Lender...........................................  30

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ARTICLE III  YIELD PROTECTION; TAXES........................................  30
     3.1    Yield Protection................................................  30
     3.2    Changes in Capital Adequacy Regulations.........................  31
     3.3    Availability of Types of Advances...............................  32
     3.4    Funding Indemnification.........................................  32
     3.5    Taxes...........................................................  32
     3.6    Lender Statements; Survival of Indemnity........................  34

ARTICLE IV  CONDITIONS PRECEDENT............................................  34
     4.1    Effectiveness...................................................  34
     4.2    Each Credit Extension...........................................  34

ARTICLE V  REPRESENTATIONS AND WARRANTIES...................................  35
     5.1    Existence and Standing..........................................  35
     5.2    Authorization and Validity......................................  35
     5.3    No Conflict; Government Consent.................................  35
     5.4    Financial Statements............................................  36
     5.5    Material Adverse Change.........................................  36
     5.6    Taxes...........................................................  36
     5.7    Litigation and Contingent Obligations...........................  36
     5.8    Subsidiaries....................................................  36
     5.9    ERISA...........................................................  36
     5.10   Accuracy of Information.........................................  37
     5.11   Regulation U....................................................  37
     5.12   Material Agreements.............................................  37
     5.13   Compliance With Laws............................................  37
     5.14   Ownership of Properties.........................................  37
     5.15   Plan Assets; Prohibited Transactions............................  37
     5.16   Environmental Matters...........................................  38
     5.17   Investment Company Act..........................................  38
     5.18   Public Utility Holding Company Act..............................  38
     5.19   Subordinated Indebtedness.......................................  38
     5.20   Insurance.......................................................  38

ARTICLE VI  COVENANTS.......................................................  38
     6.1    Financial Reporting.............................................  38
     6.2    Use of Proceeds.................................................  41
     6.3    Notice of Default...............................................  41
     6.4    Conduct of Business.............................................  41
     6.5    Taxes...........................................................  41
     6.6    Insurance; Insurance and Condemnation Proceeds..................  41
     6.7    Compliance with Laws............................................  42
     6.8    Maintenance of Properties.......................................  42
     6.9    Inspection......................................................  42
     6.10   Dividends.......................................................  43

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     6.11   Indebtedness....................................................  43
     6.12   Merger..........................................................  44
     6.13   Sale of Assets..................................................  44
     6.14   Investments and Acquisitions....................................  44
     6.15   Liens...........................................................  45
     6.16   Capital Expenditures............................................  45
     6.17   Affiliates......................................................  46
     6.18   Subordinated Indebtedness.......................................  46
     6.19   Sale and Leaseback Transactions and other Off-Balance Sheet
              Liabilities ..................................................  46
     6.20   Contingent Obligations..........................................  46
     6.21   Financial Contracts.............................................  46
     6.22   Financial Covenants.............................................  46
            6.22.1.  Interest Coverage Ratio................................  46
            6.22.2.  Fixed Charge Coverage Ratio............................  46
            6.22.3.  Adjusted Leverage Ratio................................  47
            6.22.4.  Minimum Net Worth......................................  47
            6.22.5.  Losses.................................................  47
            6.22.6.  Calculation of Financial Covenants.....................  47
     6.23   Subsidiaries....................................................  48
     6.24   Issuance of Stock...............................................  48
     6.25   Future Liens on Real Property...................................  48
     6.26   Notice of Redemption of Preferred Stock.........................  48

ARTICLE VII  DEFAULTS.......................................................  49

ARTICLE VIII  ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES................  51
     8.1    Acceleration; Facility LC Collateral Account....................  51
     8.2    Amendments......................................................  52
     8.3    Preservation of Rights..........................................  53

ARTICLE IX  GENERAL PROVISIONS..............................................  53
     9.1    Survival of Representations.....................................  53
     9.2    Governmental Regulation.........................................  53
     9.3    Headings........................................................  54
     9.4    Entire Agreement................................................  54
     9.5    Several Obligations; Benefits of this Agreement.................  54
     9.6    Expenses; Indemnification.......................................  54
     9.7    Numbers of Documents............................................  55
     9.8    Accounting......................................................  55
     9.9    Severability of Provisions......................................  55
     9.10   Nonliability of Lenders.........................................  55
     9.11   Confidentiality.................................................  56
     9.12   Performance of Obligations......................................  56
     9.13   Joint and Several Liability of the Borrowers....................  57
            9.13.1.  Joint and Several Obligations..........................  57
            9.13.2.  Limitation on Obligations..............................  57
            9.13.3.  Obligations Unconditional..............................  58
     9.14   No Novation.....................................................  59

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ARTICLE X  THE AGENT........................................................  59
     10.1   Appointment; Nature of Relationship.............................  59
     10.2   Powers..........................................................  59
     10.3   General Immunity................................................  60
     10.4   No Responsibility for Loans, Recitals, etc......................  60
     10.5   Action on Instructions of Lenders...............................  60
     10.6   Employment of Agents and Counsel................................  60
     10.7   Reliance on Documents; Counsel..................................  61
     10.8   Agent's Reimbursement and Indemnification.......................  61
     10.9   Notice of Default...............................................  61
     10.10  Rights as a Lender..............................................  61
     10.11  Lender Credit Decision..........................................  61
     10.12  Successor Agent.................................................  62
     10.13  Agent's Fee.....................................................  62
     10.14  Delegation to Affiliates........................................  62
     10.15  Execution of Collateral Documents...............................  63
     10.16  Collateral Releases.............................................  63
     10.17  Co-Agents, Syndication Agent, etc...............................  63

ARTICLE XI  SETOFF; RATABLE PAYMENTS........................................  63
     11.1   Setoff..........................................................  63
     11.2   Ratable Payments................................................  63
     11.3   Application of Payments.........................................  63
     11.4   Relations Among Lenders.........................................  65

ARTICLE XII  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS..............  65
     12.1   Successors and Assigns..........................................  65
     12.2   Participations..................................................  65
            12.2.1.  Permitted Participants; Effect.........................  65
            12.2.2.  Voting Rights..........................................  66
            12.2.3.  Benefit of Setoff......................................  66
     12.3   Assignments.....................................................  66
            12.3.1.  Permitted Assignments..................................  66
            12.3.2.  Effect; Effective Date.................................  67
     12.4   Dissemination of Information....................................  67
     12.5   Tax Treatment...................................................  67

ARTICLE XIII  NOTICES.......................................................  67
     13.1   Notices.........................................................  67
     13.2   Change of Address...............................................  68

ARTICLE XIV  COUNTERPARTS...................................................  68

ARTICLE XV  CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL....  68
     15.1   CHOICE OF LAW...................................................  68
     15.2   CONSENT TO JURISDICTION.........................................  68
     15.3   WAIVER OF JURY TRIAL............................................  69

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EXHIBITS

     Exhibit A    -  Form of Joinder Agreement
     Exhibit B    -  Form of Compliance Certificate
     Exhibit C    -  Form of Assignment Agreement
     Exhibit D-1  -  Form of Promissory Note
     Exhibit D-2  -  Form of Swing Line Note
     Exhibit E    -  Form of Borrowing Base Certificate
     Exhibit F    -  Form of Work-in-Progress Report
     Exhibit G    -  Form of Backlog Report
     Exhibit H    -  Form of Monthly Cash Summary
     Exhibit I    -  Form of Accounts Receivable Aging Report

SCHEDULES

     Pricing Schedule
     Commitment Schedule
     Schedule 4.1   -  List of Closing Documents
     Schedule 5.5   -  Material Adverse Change
     Schedule 5.7   -  Litigation
     Schedule 5.8   -  Subsidiaries
     Schedule 5.20  -  Existing Insurance Policies
     Schedule 6.11  -  Permitted Existing Indebtedness
     Schedule 6.14  -  Permitted Existing Investments
     Schedule 6.15  -  Permitted Existing Liens

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
                      AMENDED AND RESTATED CREDIT AGREEMENT


     This Agreement, dated as of June 14, 2001 is among INTERNATIONAL FIBERCOM, INC., certain Subsidiaries of the Company, the Lenders, and Bank One, Arizona, NA, as LC Issuer and as Administrative Agent. The parties hereto agree as follows:

     The Borrowers and the Lenders desire to amend and restate the Original Agreement in its entirety. Accordingly, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     As used in this Agreement:

     "Accounts Receivable Aging Report" means a written report substantially in the form of Exhibit I attached hereto.

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

     "Adjusted EBITDA" means Consolidated EBITDA plus, to the extent deducted from revenues to determine Consolidated EBITDA, (i) the loss incurred by the Wireless Technology Group after March 31, 2001 and prior to April 1, 2002, (ii) the write-off of the Equipment Distribution Group, (iii) pooling costs incurred by the Company related to acquisitions and (iv) any charges incurred in connection with the issuance by the Company of warrants for its common stock in an Equity Financing.

     "Adjusted Leverage Ratio" means, as of any date of calculation, the ratio of (i) Consolidated Funded Indebtedness outstanding on such date to (ii) Adjusted EBITDA for the then most recently ended four fiscal quarters.

     "Advance" means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term "Advance" shall include Swing Line Loans unless otherwise expressly provided.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

     "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof. The Aggregate Commitment as of the Effective Date is $100,000,000.

     "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

     "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

     "Applicable Fee Rate" means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Aggregate Commitment at such time, or the percentage rate per annum at which LC Fees are accruing on the undrawn amount of Facility LCs at such time, as applicable, in each case as set forth in the Pricing Schedule.

     "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

     "Appraised Value of Mortgaged Real Property" means the appraised value of the Mortgaged Real Property as determined by appraisals in form and substance satisfactory to the Agent obtained by the Agent at the Borrowers' expense. As of the Effective Date, the appraised value of the Mortgaged Real Property in Maricopa County, Arizona is $3,300,000, and the appraised value of the Mortgaged Real Property in Bergen County, New Jersey is $3,500,000.

     "Approved Lines of Business" means design, installation, maintenance, and training services for broadband fiber optic networks for the telecommunications and cable television industries, and the distribution and selling of telecommunications equipment.

     "Arranger" means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Arranger and Sole Book Manager.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Asset Sale" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its Property (including a sale-leaseback transaction and the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person).

     "Authorized Officer" means either of the principal financial officer or corporate controller of the Company, acting singly.

     "Available  Aggregate   Commitment"  means,  at  any  time,  the  Aggregate
Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

     "Available Credit Amount" means, at any time, the Maximum Credit Amount then in effect minus the Aggregate Outstanding Credit Exposure at such time.

     "Backlog Report" means a report substantially in the form of Exhibit G attached hereto.

     "Bank One" means Bank One, Arizona, NA, a national banking association having its principal office in Phoenix, Arizona, in its individual capacity, and its successors.

     "Blocked Cash" means, at any time, the amount of funds deposited in a non-interest bearing deposit account maintained by any Borrower with Bank One (or an Affiliate of Bank One) in which the Agent, for the benefit of the Holders of Secured Obligations, has a perfected security interest pursuant to a account control agreement among such Borrower, Bank One (or such Affiliate) and the Agent, in form and substance satisfactory to the Agent.

     "Borrower" means each of the Company and each Subsidiary of the Company that is a party hereto, whether as of the Effective Date or by execution and delivery of a Joinder Agreement thereafter, and in each case such Borrower's successors and assigns. "Borrowers" means all of the Borrowers.

     "Borrowing Base" means, as of any date of calculation, an amount, as set forth on the most current Borrowing Base Certificate delivered to the Agent, equal to the sum of (i) eighty-five (85%) of Eligible Receivables, PLUS (ii) fifty percent (50%) of Eligible Inventory, PLUS (iii) the product of (x) the Costs in Excess of Billings Advance Rate and (y) Eligible Costs in Excess of
Billings, PLUS (iv) eighty percent (80%) of the Appraised Value of Mortgaged Real Property.

     "Borrowing Base Certificate" means a certificate, in substantially the form of EXHIBIT E attached hereto and made a part hereof, setting forth the Borrowing Base and the component calculations thereof.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.8.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Phoenix, Arizona for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Phoenix, Arizona for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

     "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with Agreement Accounting Principles, but excluding Permitted Acquisitions.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's at the time of investment therein,
(iii) demand deposit accounts maintained in the ordinary course of business, and
(iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; PROVIDED in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency, other than the demand for payment, regarding the payment of principal or interest.

     "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (i) (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Company or (ii) the majority of the board of directors of the Company fails to consist of Continuing Directors.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Collateral" means all property and interests in property now owned or hereafter acquired by the Company or any of its Subsidiaries in or upon which a security interest, lien or mortgage is granted to the Agent, for the benefit of the Holders of Secured Obligations, or to the Agent, for the benefit of the Lenders and the LC Issuer, whether under any Collateral Document or under any of the other Loan Documents.

     "Collateral Documents" means, collectively, all agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, all security agreements, pledge agreements, mortgages, deeds of trust, powers, assignments and financing statements, whether heretofore, now, or hereafter executed by or on behalf of the Company or any of its Subsidiaries and delivered to the Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

     "Collateral Shortfall Amount" is defined in Section 8.1.

     "Company" means International FiberCom, Inc., an Arizona corporation, and its successors and assigns.

     "Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrowers in an aggregate amount not exceeding the amount set forth in the Commitment Schedule or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2 or in any supplement hereto pursuant to Section 2.1(b), as such amount may be modified from time to time pursuant to the terms hereof.

     "Commitment Schedule" means the schedule attached hereto and identified as such.

     "Consolidated EBIT" means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued and (iii) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries on a consolidated basis.

     "Consolidated EBITDA" means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation,
(iv) amortization and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries on a consolidated basis.

     "Consolidated Funded Indebtedness" means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

     "Consolidated Indebtedness" means at any time the Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time.

     "Consolidated  Interest Expense" means,  with reference to any period,  the
interest  expense  of  the  Company  and  its   Subsidiaries   calculated  on  a
consolidated basis for such period.

     "Consolidated  Net Income"  means,  with  reference to any period,  the net
income  (or  loss)  of  the  Company  and  its  Subsidiaries   calculated  on  a
consolidated basis for such period.

     "Consolidated Net Worth" means at any time the consolidated stockholders' equity of the Company and its Subsidiaries calculated on a consolidated basis as of such time.

     "Consolidated Rentals" means, with reference to any period, the Rentals of the Company and its Subsidiaries calculated on a consolidated basis for such period.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

     "Continuing Director" means, as of any date of determination, any member of the board of directors of the Company who (a) was a member of such board of directors on the date hereof, or (b) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board at the time of such nomination or election.

     "Conversion/Continuation Notice" is defined in Section 2.9.

     "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Costs in Excess of Billings  Advance  Rate" means (i)  sixty-five  percent
(65%) from the  Effective  Date through  December 31, 2001;  (ii) sixty  percent
(60%) from January 1, 2002 through March 31, 2002; (iii) fifty-five percent (55%) from April 1, 2002 through June 30, 2002; (iv) fifty percent (50%) from
July 1, 2002 through September 30, 2002; (v) forty-five percent (45%) from October 1, 2002 through December 31, 2002; and (vi) forty percent (40%) from and after January 1, 2003.

     "Credit Extension" means the making of an Advance or the issuance of a Facility LC hereunder.

     "Credit Extension Date" means the Borrowing Date for an Advance or the issuance date for a Facility LC.

     "Default" means an event described in Article VII.

     "Domestic Subsidiary" means a Subsidiary of the Company that is organized under the laws of the United States of America, any State thereof or the District of Columbia.

     "Effective Date" is defined in Section 4.1.

     "Eligible Costs in Excess of Billings" means the Company's and its Subsidiaries' costs and estimated earnings in excess of billings, net of any billings in excess of costs, determined on a consolidated basis in accordance with Agreement Accounting Principles.

     "Eligible Inventory" means the book value of the Company's and its Subsidiaries' inventory, net of any related reserves (including, without limitation, any reserve or write-down of inventory of the Equipment Distribution Group in anticipation of disposition), determined on a consolidated basis in accordance with Agreement Accounting Principles.

     "Eligible Receivables" means the book value of the Company's and its Subsidiaries' trade accounts receivable, net of any related reserves (including, without limitation, any reserve or write-down of accounts receivable of the Equipment Distribution Group in anticipation of disposition), determined on a consolidated basis in accordance with Agreement Accounting Principles, but excluding any accounts receivable with respect to which the account debtor is the subject of a bankruptcy or similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver, trustee or assignee for the benefit of creditors.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

     "Equipment Distribution Group" means International FiberCom - EDG, Inc., formerly known as Southern Communications Products, Inc. and successor by merger to Diversitec, Inc. and United Tech, Inc.

     "Equity Financing" means one or more financing transactions in which the Company issues its common stock, or its preferred stock convertible into its common stock, to one or more investors, and may issue warrants for its common stock in connection therewith; PROVIDED that the terms of any such preferred stock shall either (i) contain no requirement for any dividend thereon or mandatory redemption thereof to be payable in cash or other Property of the Company (other than its common stock or additional shares of such preferred stock), except as a consequence of the Company's failure to deliver its common stock in connection with a conversion of such preferred stock, or (ii) be approved in writing by the Required Lenders.

     "Equity   Interests"  means  corporate   stock,   regardless  of  class  or
designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

     "Eurodollar  Loan"  means a Loan  which,  except as  otherwise  provided in
Section 2.11, bears interest at the applicable Eurodollar Rate.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus
(ii) the Applicable Margin.

     "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

     "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

     "Facility LC" is defined in Section 2.19.1.

     "Facility LC Application" is defined in Section 2.19.3.

     "Facility LC Collateral Account" is defined in Section 2.19.11.

     "Facility Termination Date" means March 31, 2003.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a

Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Phoenix, Arizona local time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "Financial Contract" of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.

     "Financing" means the issuance or sale by the Company or any of its Subsidiaries of any Indebtedness or Equity Interests for capital formation purposes, but excluding the issuance or sale of (i) any Indebtedness permitted to be incurred pursuant to Section 6.11, other than clause (iv) thereof, (ii) Equity Interests issued by the Company to any officer, director or employee of the Company or any of its Subsidiaries pursuant to any incentive compensation plan or program, (iii) Equity Interests issued by any Subsidiary of the Company to the Company or any Wholly-Owned Subsidiary of the Company, (iv) Equity Interests issued by the Company as part of the Purchase Price of a Permitted Acquisition, and (v) Equity Interests issued by way of stock splits or stock dividends.

     "Fixed Charge Coverage Ratio" means, with reference to any period, the ratio of (i) Adjusted EBITDA plus Consolidated Rentals to (ii) Consolidated Interest Expense plus Consolidated Rentals plus consolidated tax expense of the Company and its Subsidiaries paid in cash during such period plus scheduled maturities of principal of Consolidated Funded Indebtedness payable during such period, in each case determined in accordance with Agreement Accounting Principles for such period.

     "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

     "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

     "Floating  Rate Loan" means a Loan which,  except as otherwise  provided in
Section 2.11, bears interest at the Floating Rate.

     "Foreign Subsidiary" means a Subsidiary of the Company that is not organized under the laws of the United States of America, any State thereof or the District of Columbia.

     "Holders of Secured Obligations" shall mean the holders of the Secured Obligations from time to time and shall include their respective successors, transferees and assigns.

     "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property (other than Equity Interests issued by such Person) arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations, including, without limitation, reimbursement obligations with respect to Letters of Credit (whether drawn or undrawn), and (viii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person. "Indebtedness" shall not include customary liquidated damages provisions in agreements relating to the issuance of Equity Interests by the Company.

     "Interest Coverage Ratio" means, with reference to any period, the ratio of
(i) Consolidated EBIT to (ii) Consolidated Interest Expense, in each case determined in accordance with Agreement Accounting Principles for such period.

     "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     "Joinder Agreement" means a Joinder Agreement in the form attached hereto as Exhibit A executed by each Borrower not a party to this Agreement as of the date of this Agreement.

     "LC Fee" is defined in Section 2.19.4.

     "LC Issuer" means Bank One (or any subsidiary or affiliate of Bank One designated by Bank One) in its capacity as issuer of Facility LCs hereunder.

     "LC Obligations" means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

     "LC Payment Date" is defined in Section 2.19.5.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement or any supplement hereto pursuant to Section 2.1(b) and their respective successors and assigns. Unless otherwise specified, the term "Lenders" includes Bank One in its capacity as Swing Line Lender.

     "Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "Leverage Ratio" means, as of any date of calculation, the ratio of (i) Consolidated Funded Indebtedness outstanding on such date to (ii) Consolidated EBITDA for the Company's then most-recently ended four fiscal quarters.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means a Revolving Loan or a Swing Line Loan.

     "Loan Documents" means this Agreement, the Facility LC Applications, any Notes issued pursuant to Section 2.13 and the Collateral Documents.

     "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Borrowers taken as a whole to perform their respective obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the LC Issuer or the Lenders thereunder.

     "Material Indebtedness" is defined in Section 7.5.

     "Maximum Credit Amount" means, at any time, the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base at such time.

     "Modify" and "Modification" are defined in Section 2.19.1.

     "Moody's" means Moody's Investors Service, Inc.

     "Monthly Cash Summary" means a written summary substantially in the form of Exhibit H attached hereto.

     "Mortgaged Real Property" means (a) that real property located in (i) Maricopa County, Arizona, in which a Lien has been granted to the Agent, for the benefit of the Holders of Secured Obligations, pursuant to that certain Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents and Leases dated as of June 14, 2001 between the Company, as grantor, First American Title Insurance Company, as trustee, and the Agent, as beneficiary, and (ii) Bergen County, New Jersey, in which a Lien has been granted to the Agent, for the benefit of the Holders of Secured Obligations, pursuant to that certain Mortgage, Security Agreement, Financing Statement and Assignment of Rents and Leases dated as of June 14, 2001 between IFC Leasing, Inc., as mortgagor, and the Agent, as mortgagee, and (b) any other real property in which a Lien has been granted to the Agent, for the benefit of the Holders of Secured Obligations, pursuant to Section 6.25.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     "Net Cash Proceeds" means, with respect to any Asset Sale or Financing by any Person, (a) cash (freely convertible into U.S. dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale) or Financing, after (i) provision for all income or other taxes measured by or resulting from such Asset Sale, (ii) payment of all reasonable brokerage commissions and other fees and expenses related to such Asset Sale or Financing, (iii) all amounts used to repay Indebtedness secured by a Lien on any asset disposed of in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Indebtedness) to be repaid in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness) or Financing, and (iv) deduction of appropriate amounts to be provided by such Person or a Subsidiary of such Person as a reserve, in accordance with Agreement Accounting Principles, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by such Person or a Subsidiary of such Person after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and (b) cash payments in respect of any Indebtedness, Equity Interest or other consideration received by such Person or any Subsidiary of such Person from such Asset Sale upon receipt of such cash payments by such Person or such Subsidiary.

     "Non-U.S. Lender" is defined in Section 3.5(iv).

     "Note" means any promissory note issued at the request of a Lender pursuant to Section 2.13 in the form of Exhibit D-1 or D-2.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

     "Off-Balance Sheet Liability" of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called "synthetic lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause
(iv) Operating Leases.

     "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

     "Original Agreement" means the Credit Agreement dated as of March 31, 2000, as amended, among the Borrowers, the Lenders from time to time parties thereto, Bank One, Arizona, NA, as Administrative Agent, Union Bank of California, N.A., as Syndication Agent, and Banc One Capital Markets, Inc., as Arranger and Sole Book Manager.

     "Other Taxes" is defined in Section 3.5(ii).

     "Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time, plus (iii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time.

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the fifth day of each month.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Permitted Acquisition" means any Acquisition made by the Company or any of its Subsidiaries, provided that (i) as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representations and warranties contained in Article V shall be true both before and after giving effect to such Acquisition except to the extent any such representation or warranty is stated to relate solely to an earlier date, (ii) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (iii) the business to be acquired in such Acquisition is reasonably related to one or more of the fields of enterprise in which the Company and its Subsidiaries are engaged on the date hereof, (iv) as of the date of the consummation of such Acquisition, all material governmental and third party approvals required in connection therewith shall have been obtained and (v) the Purchase Price of such Acquisition shall be paid solely through the issuance of Equity Interests of the Company.

     "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     "Pricing Schedule" means the Schedule attached hereto identified as such.

     "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Pro Rata Share" means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender's Commitment and the denominator of which is the Aggregate Commitment.

     "Purchase Price" means the total consideration and other amounts payable in connection with any Acquisition, including, without limitation, any portion of the consideration payable in cash, the value of any Equity Interests of the Company or any Subsidiary issued as consideration for such Acquisition, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition and all transaction costs and expenses incurred in connection with such Acquisition.

     "Purchasers" is defined in Section 12.3.1.

     "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between any Borrower and any Lender or affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

     "Rate Management Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

     "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Reports" is defined in Section 9.6.

     "Required Lenders" means three or more Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the Aggregate Outstanding Credit Exposure.

     "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Revolving Loan" means, with respect to a Lender, such Lender's loan made pursuant to its commitment to lend set forth in Section 2.1 or pursuant to
Section 2.4.4 (or any conversion or continuation thereof).

     "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

     "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

     "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Secured Obligations" means, collectively, (i) the Obligations and (ii) all Rate Management Obligations owing to any Lender or any affiliate of any Lender.

     "Single Employer Plan" means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

     "Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations and all of the terms (including subordination terms) and conditions of which are reasonably satisfactory to the Required Lenders, as evidenced in writing.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Company.

     "Substantial Portion" means, with respect to the Property of the Company and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the end of the four-fiscal quarter period ending immediately prior to the fiscal quarter in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

     "Swing Line Borrowing Notice" is defined in Section 2.4.2.

     "Swing Line Lender" means Bank One or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

     "Swing Line Loan" means a Loan made available to any Borrower by the Swing Line Lender pursuant to Section 2.4.

     "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     "Wireless Technology Group" means Aerocom, Inc. a Maryland corporation, and Anacom Systems Corporation, an Arizona corporation.

     "Work-in-Progress Report" means a written report substantially in the form of Exhibit F attached hereto.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                   ARTICLE II

                                   THE CREDITS

     2.1 COMMITMENT. (a) From and including the Effective Date and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrowers and
(ii) participate in Facility LCs issued upon the request of the Borrowers, PROVIDED that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, (i) such Lender's Outstanding Credit Exposure shall not exceed its maximum Commitment and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Maximum Credit Amount. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.

         (b) At any time no Default or Unmatured Default has occurred and is continuing, the Company may, by notice to the Agent, request that, on the terms and subject to the conditions contained in this Agreement, the Lenders and/or other financial institutions not then a party to this Agreement that are satisfactory to the Agent and the Company provide up to an aggregate amount of $50,000,000 in additional Commitments. Upon receipt of such notice, the Agent shall use all commercially reasonable efforts to arrange for the Lenders or other financial institutions to provide such additional Commitments; PROVIDED that the Agent will first offer each of the Lenders that then has a Commitment a pro rata portion (based upon the Commitments at such time) of any such additional Commitments. Alternatively, any Lender may commit to provide the full amount of the requested additional Commitments and then offer portions of such additional Commitments to the other Lenders or other financial institutions, subject to the proviso in the immediately preceding sentence. Nothing contained in this paragraph or otherwise in this Agreement is intended to commit any Lender or the Agent to provide any portion of any such additional Commitments. If and to the extent that any Lenders and/or other financial institutions agree, in their sole discretion, to provide any such additional Commitments, (i) the Aggregate Commitment shall be increased by the amount of the additional Commitments agreed to be so provided, (ii) the Pro Rata Shares of the respective Lenders in respect of the Commitments shall be adjusted accordingly, (iii) at such time and in such manner as the Borrowers and the Agent shall agree (it being understood that the Borrowers and the Agent will use all commercially reasonable efforts to avoid the prepayment or assignment of any Eurodollar
Advance on a day other than the last day of the Interest Period applicable thereto), the Lenders shall assign and assume outstanding Revolving Loans and participations in L/C Obligations so as to cause the amount of such Revolving Loans and participations in L/C Obligations held by each Lender to conform to the respective percentages of the applicable Commitments of the Lenders and (iv) the Borrowers shall execute and deliver supplements to this Agreement or any other Loan Documents and any additional Notes as the Agent may reasonably request.

     2.2 REQUIRED PAYMENTS; TERMINATION. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date.

     2.3 RATABLE LOANS; TYPES OF ADVANCES. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.8 and 2.9, or Swing Line Loans selected by the applicable Borrower in accordance with Section 2.4.

     2.4 SWING LINE LOANS.

          2.4.1. AMOUNT OF SWING LINE LOANS. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender in its sole discretion, on the terms and conditions set forth in this Agreement, may make Swing Line Loans to the Borrowers from time to time in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding, PROVIDED that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Maximum Credit Amount, and PROVIDED FURTHER that at no time shall the sum of (i) the Swing Line Lender's Pro Rata Share of the Swing Line Loans, PLUS (ii) the outstanding Revolving Loans made by the Swing Line Lender, PLUS (iii) the Swing Line Lender's Pro Rata Share of the LC Obligations exceed the Swing Line Lender's maximum Commitment at such time. Subject to the terms of this

     Agreement, the Borrowers may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

          2.4.2. BORROWING NOTICE. The applicable Borrower shall deliver to the Agent and the Swing Line Lender irrevocable notice (a "Swing Line Borrowing Notice") not later than noon (Phoenix, Arizona local time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan, which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the Floating Rate. The
     Borrowers may not request more than four Swing Line Loans during any calendar month.

          2.4.3. MAKING OF SWING LINE LOANS. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Phoenix, Arizona local time) on the applicable Borrowing Date, the Swing Line Lender may make available the Swing Line Loan, in funds immediately available in Phoenix, Arizona, to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Swing Line Lender available to the applicable Borrower on the Borrowing Date at the Agent's aforesaid address.

          2.4.4. REPAYMENT OF SWING LINE LOANS. Each Swing Line Loan shall be paid in full by the applicable Borrower on the Facility Termination Date. In addition, the Swing Line Lender may, at any time in its sole discretion with respect to any outstanding Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender's Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. Not later than noon (Phoenix, Arizona local time) on the date of any notice received pursuant to this Section 2.4.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Phoenix, Arizona to the Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this
     Section 2.4.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this Section 2.4.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of any Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.4.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.4.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.

     2.5 COMMITMENT FEE; REDUCTIONS IN AGGREGATE COMMITMENT. The Borrowers jointly and severally agree to pay to the Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Commitment from the last Payment Date on which the commitment fee was paid under the Original Agreement to and including the Facility Termination Date, payable on each Payment Date hereafter with respect to the fee accrued to but not including the first day of each month and on the Facility Termination Date, PROVIDED that Swing Line Loans shall not count as usage of any Lender's Commitment for the purpose of calculating the commitment fee due hereunder. The Company may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least three Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, PROVIDED, HOWEVER, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

     2.6 MINIMUM AMOUNT OF EACH ADVANCE. Each Eurodollar Advance shall be in the minimum amount of $3,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $3,000,000 (and in multiples of $1,000,000 if in excess thereof), PROVIDED, HOWEVER, that any Floating Rate Advance may be in the amount of the Available Credit Amount.

     2.7 PREPAYMENTS.

          2.7.1. OPTIONAL PRINCIPAL PAYMENTS. The Borrowers may from time to time pay, without penalty or premium, all outstanding Floating Rate
     Advances, or, in a minimum aggregate amount of $3,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one Business Day's prior notice to the Agent. The Borrowers may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 11:00 a.m. (Phoenix, Arizona local time) on the date of repayment. The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $3,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Agent.

          2.7.2. MANDATORY PREPAYMENTS. (a) In the event of any Financing consisting of an issuance of Equity Interests occurring within six months after the Effective Date, upon the receipt by the Company or any Subsidiary of the Net Cash Proceeds thereof, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to 50% of the aggregate Net Cash Proceeds of all such Financings in excess of $20,000,000. Simultaneously with each such prepayment, the Aggregate Commitment shall automatically be permanently reduced, ratably among the Lenders, in an amount equal to the amount of such prepayment. In the event of any Financing other than a Financing described in the first sentence of this Section 2.7.2(a), upon the receipt by the Company or any Subsidiary of the Net Cash Proceeds thereof, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds, if such Financing is an issuance of Equity Interests, or 50% of such Net Cash Proceeds, if such Financing is an issuance of Indebtedness. Simultaneously with such prepayment, the Aggregate Commitment shall automatically be permanently reduced, ratably among the Lenders, in an amount equal to 100% of such Net Cash Proceeds, if such Financing is an issuance of Equity Interests, or 50% of such Net Cash Proceeds, if such Financing is an issuance of Indebtedness.

          (b) In the event of any Asset Sale by the Company or any Domestic Subsidiary of the Company, other than Asset Sales permitted by Section 6.13(i), (ii), (iii) and (iv), upon receipt by the Company or such Domestic Subsidiary of the Net Cash Proceeds thereof, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to the amount of such Net Cash Proceeds. Simultaneously with such prepayment, the Aggregate Commitment shall automatically be permanently reduced, ratably among the Lenders, in an amount equal to the amount of such mandatory prepayment.

          (c) If at any time and for any reason the amount of the Aggregate Outstanding Credit Exposure exceeds the Maximum Credit Amount, the Borrowers shall immediately make a mandatory prepayment of the Loans in an amount equal to such excess.

     Nothing in this Section 2.7.2 shall be construed to constitute the Lenders' consent to any transaction which is otherwise prohibited by the terms of this Agreement.

     2.8 METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR NEW ADVANCES. The applicable Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The applicable Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 9:00 a.m. (Phoenix, Arizona local time) on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

     (i)  the Borrowing Date, which shall be a Business Day, of such Advance,

     (ii) the aggregate amount of such Advance,

    (iii) the Type of Advance selected, and

     (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Phoenix, Arizona local time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Phoenix, Arizona to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the applicable Borrower at the Agent's aforesaid address.

     2.9 CONVERSION AND CONTINUATION OF OUTSTANDING ADVANCES. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section
2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section
2.7 or (y) the applicable Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the applicable Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance. The applicable Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Phoenix, Arizona local time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

     (i) the requested date, which shall be a Business Day, of such conversion or continuation,

     (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

    (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

     2.10 CHANGES IN INTEREST RATE, ETC. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the applicable Borrower's selections under Sections 2.8 and
2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

     2.11 RATES APPLICABLE AFTER DEFAULT. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 3% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 3% per annum and (iii) the LC Fee shall be increased by 3% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

     2.12 METHOD OF PAYMENT. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrowers, by noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans, in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to
Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of any Borrower maintained with Bank One for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrowers to the LC Issuer pursuant to Section 2.19.6.

     2.13 NOTELESS AGREEMENT; EVIDENCE OF INDEBTEDNESS.

          (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (ii) The Agent  shall also  maintain  accounts in which it will record
(a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Agent hereunder from the Borrowers and each Lender's share thereof.

          (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; PROVIDED, HOWEVER, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

          (iv) Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit D-1 or D-2, as applicable (each a "Note"). In such event, each Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

     2.14 TELEPHONIC NOTICES. The Borrowers hereby authorize the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrowers, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. Each Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.15 INTEREST PAYMENT DATES; INTEREST AND FEE BASIS. Interest accrued on each Floating Rate Advance to but not including the first day of each month shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity, whether due to acceleration or otherwise. Interest accrued on each Eurodollar Advance to but not including the first day of each month shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity, whether by acceleration or otherwise. Interest, commitment fees, LC Fees and fronting fees with respect to Facility LCs shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.16 NOTIFICATION OF ADVANCES, INTEREST RATES, PREPAYMENTS AND COMMITMENT REDUCTIONS. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.17 LENDING INSTALLATIONS. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Borrowers in accordance with
Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

     2.18 NON-RECEIPT OF FUNDS BY THE AGENT. Unless any Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by such Borrower, the interest rate applicable to the relevant Loan.

     2.19 FACILITY LCS.

          2.19.1. ISSUANCE. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit (each, a "Facility LC") and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify," and each such action a "Modification"), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the applicable Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $10,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Maximum Credit Amount. No Facility LC shall have an expiry date later than the earlier of

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
     (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance. Each Facility LC may, upon the request of the applicable Borrower, include a provision whereby such Facility LC shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Facility Termination Date) unless the LC Issuer notifies the beneficiary thereof at least 30 days prior to the then-applicable expiry date that such Facility LC will not be renewed.

          2.19.2. PARTICIPATIONS. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

          2.19.3. NOTICE. Subject to Section 2.19.1, the applicable Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Phoenix, Arizona local time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender's participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a "Facility LC Application"). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

          2.19.4. LC FEES. The Borrowers jointly and severally agree to pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at the Applicable Fee Rate on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date with respect to the fee accrued to but not including the first day of each month and on the Facility Termination Date (the "LC Fee"). The Borrowers also jointly and severally agree to pay to the LC Issuer for its own account with respect to each Facility LC, (x) a fronting fee at the rate of 0.25% per annum on the average daily undrawn stated amount of such Facility LC, such fee to be payable in arrears on each Payment Date with respect to the fee accrued to but not including the first day of each month and on the Facility Termination Date, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under such Facility LC in accordance with the LC Issuer's standard schedule for such charges as in effect from time to time.

          2.19.5. ADMINISTRATION; REIMBURSEMENT BY LENDERS. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the applicable Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the "LC Payment Date"). The responsibility of the LC Issuer to the applicable Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender's Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrowers pursuant to
     Section 2.19.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer's demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Phoenix, Arizona local time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

          2.19.6. REIMBURSEMENT BY BORROWERS. The Borrowers, jointly and severally, shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; PROVIDED that neither any Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by such Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer's failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrowers shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC
     Payment Date and (y) the sum of 3% per annum plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrowers for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), any Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

          2.19.7.  OBLIGATIONS ABSOLUTE.  The Borrowers'  obligations under this
     Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. Each Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and such Borrower's Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among such Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of such Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. Each Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrowers and shall not put the LC Issuer or any Lender under any liability to any Borrower. Nothing in this Section 2.19.7 is intended to limit the right of any Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.

          2.19.8. ACTIONS OF LC ISSUER. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

          2.19.9. INDEMNIFICATION. The Borrowers hereby jointly and severally agree to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights any Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrowers shall not be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.9 is intended to limit the obligations of the Borrowers under any other provision of this Agreement.

          2.19.10. LENDERS' INDEMNIFICATION. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

          2.19.11. FACILITY LC COLLATERAL ACCOUNT. Each Borrower agrees that it will, upon the request of the Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the "Facility LC Collateral Account") at the Agent's office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. Each Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of such Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations.

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
     The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days. Nothing in this Section 2.19.11 shall either obligate the Agent to require any Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

          2.19.12. RIGHTS AS A LENDER. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

     2.20 REPLACEMENT OF LENDER. If any Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an "Affected Lender"), the Borrowers may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrowers shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

                                  ARTICLE III

                             YIELD PROTECTION; TAXES

     3.1 YIELD PROTECTION. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i) subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

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
          (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

          (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Borrowers jointly and severally agree to pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

     3.2 CHANGES IN CAPITAL ADEQUACY REGULATIONS. If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrowers jointly and severally agree to pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer reasonably determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender's or the LC Issuer's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

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
     3.3 AVAILABILITY OF TYPES OF ADVANCES. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

     3.4 FUNDING INDEMNIFICATION. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the applicable Borrower for any reason other than default by the Lenders, the Borrowers jointly and severally agree to indemnify each Lender for any reasonable loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

     3.5 TAXES.

          (i) All payments by the Borrowers to or for the account of any Lender, the LC Issuer or the Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions, (c) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

          (ii) In addition, the Borrowers hereby jointly and severally agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application ("Other Taxes").

          (iii) The Borrowers hereby jointly and severally agree to indemnify the Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent, the LC Issuer or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

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
          (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not less than ten Business Days after the date of this Agreement,
     (i) deliver to each of the Company and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Company and the Agent a
     United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Company and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

          (v) For any period during which a Non-U.S. Lender has failed to provide the Company with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrowers shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

          (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

          (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

     3.6 LENDER STATEMENTS; SURVIVAL OF INDEMNITY. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Company (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be rebuttably presumptive evidence of the amount due, binding on the Borrowers in the absence of demonstrable error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the applicable Borrower of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     4.1 EFFECTIVENESS. This Agreement shall become effective as of the date hereof (the "Effective Date") upon receipt by the Agent of (i) counterparts of this Agreement duly executed by the Borrowers and the Required Lenders, (ii) each of the documents listed on the List of Closing Documents attached hereto as
Schedule 4.1, (iii) such other documents as the Agent or any Lender may reasonably request, (iv) an amendment fee equal to 0.50% of the Aggregate Commitment hereunder for the ratable account of the Lenders in accordance with their respective Commitments hereunder, and (v) all other fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, all expenses required to be paid or reimbursed by the Borrowers hereunder or under the Original Agreement.

     4.2 EACH CREDIT EXTENSION. The Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

          (i) There exists no Default or Unmatured Default.

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
          (ii) The representations and warranties contained in Article V are true and correct in all material respects as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

          (iii) The Aggregate Outstanding Credit Exposure does not, and after making such proposed Credit Extension would not, exceed the Maximum Credit Amount.

     Each Borrowing Notice, Swing Line Borrowing Notice or request for issuance of a Facility LC, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.2(i), (ii) and (iii) have been satisfied.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     The Borrowers jointly and severally represent and warrant to the Lenders that:

     5.1 EXISTENCE AND STANDING. Each of the Borrowers and the Subsidiaries is a corporation duly and properly incorporated , validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except for any failure to be so authorized that could not reasonably be expected to have a Material Adverse Effect.

     5.2 AUTHORIZATION AND VALIDITY. Each Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     5.3 NO CONFLICT; GOVERNMENT CONSENT. Neither the execution and delivery by the Borrowers of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate
(i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or (ii) the Company's or any Subsidiary's articles or certificate of incorporation or by-laws, or (iii) the provisions of any material indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company or a Subsidiary pursuant to the terms of any such material indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company or any of its Subsidiaries, is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrowers of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

     5.4 FINANCIAL STATEMENTS. The March 31, 2001 consolidated financial statements of the Company and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject to normal year-end adjustments and the absence of notes.

     5.5 MATERIAL ADVERSE CHANGE. Except as set forth on Schedule 5.5, since March 31, 2001 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

     5.6 TAXES. The Company and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

     5.7 LITIGATION AND CONTINGENT OBLIGATIONS. Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

     5.8 SUBSIDIARIES. Schedule 5.8 contains an accurate list of all Subsidiaries of the Company as of the Effective Date, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

     5.9 ERISA. There are no Unfunded Liabilities under any Single Employer Plans, and neither the Company nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans, the amount of which Unfunded Liabilities and/or withdrawal liabilities, in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Plan complies in all material respects with all applicable requirements of law and regulations, to the knowledge of the Company no Reportable Event has occurred with respect to any Plan, neither the Company nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and to the knowledge of the Company no steps have been taken to reorganize or terminate any Plan.

     5.10 ACCURACY OF INFORMATION. No information, certificate or report furnished by the Company or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect.

     5.11 REGULATION U. Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U).

     5.12 MATERIAL AGREEMENTS. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

     5.13 COMPLIANCE WITH LAWS. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

     5.14 OWNERSHIP OF PROPERTIES. Except as set forth on Schedule 6.15, as of the Effective Date, the Company and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Company's most recent consolidated financial statements provided to the Agent as owned by the Company and its Subsidiaries and all other Property material to the Company's and its Subsidiaries' businesses, except as sold or otherwise disposed of in the ordinary course of business. The Company and each Subsidiary owns and/or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the present conduct of its business without any known conflict with the rights of others, except where the failure to own and/or possess any patents, trademarks, trade names, service marks, copyrights, licenses and/or rights could not reasonably be expected to have a Material Adverse Effect and/or subject the Company or any Subsidiary to any material liability in connection with any infringement and/or similar cause of action related to any of the foregoing.

     5.15 PLAN ASSETS; PROHIBITED TRANSACTIONS. None of the Borrowers is an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. ss. 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to "plan assets" of the Company and its Subsidiaries.

     5.16 ENVIRONMENTAL MATTERS. In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Company has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has any knowledge or has received any actual notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

     5.17 INVESTMENT COMPANY ACT. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     5.18 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Company nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.19   SUBORDINATED   INDEBTEDNESS.   The  Obligations   constitute  senior
indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

     5.20 INSURANCE. Schedule 5.20 accurately sets forth as of the Effective Date all insurance policies and programs currently in effect with respect to the respective properties and assets and business of the Company and its Subsidiaries, specifying, for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, (vi) the annual premium with respect thereto, and (vii) any reserves relating to any self-insurance program that is in effect.

                                   ARTICLE VI

                                    COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1 FINANCIAL REPORTING. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

          (i) Within 105 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Company's independent certified public accountants) audit report certified by independent certified public accountants acceptable to the Required Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating (by segment or line of business) basis for itself and its Subsidiaries (consolidating statements need not be certified by such accountants), including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants, and (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

          (ii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating (by segment or line of business) unaudited balance sheets as at the close of each such period and consolidated and consolidating (by segment or line of business) profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its principal financial officer or corporate controller.

          (iii) As soon as possible, and in any event within 30 days after the end of each calendar month, for itself and its Subsidiaries, consolidated and consolidating (by segment or line of business) unaudited balance sheets as at the end of such period and consolidated and consolidating (by segment or line of business) profit and loss and reconciliation of surplus statements and a statement of cash flows for such calendar month, all certified by its principal financial officer or corporate controller.

          (iv) As soon as available, but in any event within 60 days prior the beginning of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating (by segment or line of business) balance sheet, income statement and funds flow statement) of the Company and its Subsidiaries for such fiscal year.

          (v) Together with the financial statements required under Sections 6.1(i) and (ii), (A) a compliance certificate in substantially the form of Exhibit B signed by its principal financial officer or corporate controller showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof, and (B) a copy of the Company's most recently completed weekly contract variance report.

          (vi) As soon as possible, and in any event within 30 days after the close of each calendar month (and more often if requested by the Agent or the Required Lenders), a Borrowing Base Certificate, together with such supporting documents as the Agent may request, all certified as being true and correct by its principal financial officer or corporate controller.

          (vii) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

          (viii) As soon as possible and in any event within 10 days after the Company knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the principal financial officer or corporate controller of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.

          (ix) As soon as possible and in any event within 10 days after receipt by the Company, copy of (a) any notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

          (x) Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

          (xi) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Company or any of its Subsidiaries files with the Securities and Exchange Commission.

          (xii) As soon as practicable, and in any event within 30 days after the end of each calendar month, a Work-in-Progress Report, substantially in the form attached hereto as Exhibit F, as at the end of such period.

          (xiii) As soon as possible, and in any event within 30 days after the end of each calendar month, a Backlog Report, substantially in the form attached hereto as Exhibit G, as at the end of such period.

          (xiv) As soon as possible, and in any event within 30 days after the end of each calendar month, a Monthly Cash Summary, substantially in the form attached hereto as Exhibit H, as at the end of such period.

          (xv) As soon as possible, and in any event within 30 days after the end of each calendar month, an Accounts Receivable Aging Report, substantially in the form attached hereto as Exhibit I, as at the end of such period.

          (xvi) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

     6.2 USE OF PROCEEDS. The Borrowers will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes. The Borrowers will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any margin stock (as defined in Regulation U).

     6.3 NOTICE OF DEFAULT. The Company will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

     6.4 CONDUCT OF BUSINESS. The Company will, and will cause each Subsidiary to, carry on and conduct its business only in Approved Lines of Business and do all things necessary to remain duly incorporated and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, except to the extent (i) permitted by
Section 6.12 or (ii) that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.5 TAXES. The Company will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

     6.6 INSURANCE; INSURANCE AND CONDEMNATION PROCEEDS. (a) The Company shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain, in full force and effect the insurance policies and programs listed on Schedule 5.20 or substantially similar policies and programs or other policies and programs as reflect coverage that is reasonably consistent with prudent industry practice. The Company shall deliver to the Agent (i) endorsements to all "All Risk" physical damage insurance policies on all of the Company's and its Subsidiaries' tangible personal property and assets and business interruption insurance policies naming the Agent loss payee, and (ii) certificates as to all general liability and other liability policies naming the Agent an additional insured. In the event the Company or any of its Subsidiaries, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto within ten days after written notice from the Agent, then the Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter so long as such failure shall continue (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable. All sums so disbursed by the Agent shall constitute part of the Obligations, payable as provided in this Agreement.

          (b) The Company shall direct (and, if applicable, shall cause any Subsidiary to direct) all insurers under policies of property insurance, flood insurance, machinery and business interruption insurance and payors of any damage or condemnation claim or award relating to such property to pay all proceeds payable under such policies or with respect to such claim or award for any loss with respect to the Collateral directly to the Agent, for the benefit of the Agent and the Holders of the Secured Obligations; PROVIDED that if such proceeds or award is less than $2,000,000 ("Excluded Proceeds"), unless a Default shall have occurred and be continuing, the Agent shall remit such Excluded Proceeds to the Company. Each such policy shall contain a long-form loss-payable endorsement naming the Agent as loss payee, which endorsement shall be in form and substance acceptable to the Agent. The Agent shall, upon receipt of such proceeds (other than Excluded Proceeds) and at the Company's direction, either apply the same to the principal amount of the Revolving Loans outstanding at the time of such receipt and create a corresponding reserve against the Aggregate Commitment in an amount equal to such application (the "Decision Reserve") or hold them as cash collateral for the Obligations in an interest bearing account. For up to one hundred eighty days from the date of any loss (the "Decision Period"), the Company may notify the Agent that it intends to restore, rebuild or replace the property subject to any insurance payment or condemnation award and shall, as soon as practicable thereafter, provide the Agent detailed information, including a construction schedule and cost estimates. Should a Default occur and be continuing during the Decision Period, should the Company notify the Agent during the Decision Period that it has decided not to rebuild or replace such property, or should the Company fail to notify the Agent of the Company's decision during the Decision Period, then the amounts held as cash collateral pursuant to this Section 6.6 or as the Decision Reserve shall upon the Required Lenders' direction be applied as a mandatory prepayment of the Loans and the Aggregate Commitment shall automatically be permanently reduced, ratably among the Lenders, in an amount equal to the amount of such mandatory prepayment. Proceeds held as cash collateral pursuant to this
Section 6.6 or as the Decision Reserve shall be disbursed as payments for restoration, rebuilding or replacement of such property become due; PROVIDED, however, should a Default occur and be continuing after the Company has notified the Agent that it intends to rebuild or replace the property, the Decision Reserve or amounts held as cash collateral may, or shall, upon the Required Lenders' direction, be applied as a mandatory prepayment of the Loans. Upon completion of the restoration, rebuilding or replacement of such property, the unused proceeds shall be released to the Company, PROVIDED that no Default or Unmatured Default shall have occurred and be continuing.

     6.7 COMPLIANCE WITH LAWS. The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except for violations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     6.8 MAINTENANCE OF PROPERTIES. The Company will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times in all material respects.

     6.9 INSPECTION. The Company will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate.

     6.10 DIVIDENDS. The Company will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except:

          (i) Any Subsidiary may declare and pay dividends or make distributions to the Company or to a Wholly-Owned Subsidiary.

          (ii) The Company may issue its common stock upon the conversion of any of its convertible preferred stock.

          (iii) The Company may declare and pay a dividend on, and redeem or repurchase, its preferred stock in cash as a consequence of its failure to deliver its common stock in connection with a conversion of such preferred stock.

     6.11 INDEBTEDNESS. The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

          (i) The Loans and the Reimbursement Obligations.

          (ii)  Indebtedness  existing  on the  date  hereof  and  described  in
     Schedule 6.11.

          (iii) Indebtedness arising under Rate Management Transactions.

          (iv) Subordinated Indebtedness in an aggregate principal amount not to exceed $150,000,000 at any one time outstanding.

          (v) Capitalized Lease Obligations and/or Indebtedness secured by purchase money Liens in an aggregate amount not to exceed $30,000,000 at any one time outstanding, including any refinancing of such purchase money Indebtedness PROVIDED that such refinancing does not increase the principal amount of such Indebtedness or extend the Lien to any additional Property.

          (vi) Mortgage financing for the acquisition or improvement of real property in an aggregate principal amount not to exceed $6,000,000 at any one time outstanding.

          (vii) Indebtedness of any Borrower (other than the Company) to the Company, PROVIDED that such Indebtedness shall be unsecured, shall not be evidenced by a note or other instrument, and shall be expressly subordinate to the payment in full of the Secured Obligations in a manner reasonably satisfactory in form and substance to the Agent.

          (viii) Indebtedness of any Foreign Subsidiary to the Company, PROVIDED that such Indebtedness shall not be evidenced by a note or other instrument, and PROVIDED FURTHER that such Indebtedness complies with
     Section 6.14(v).

          (ix) Contingent Obligations permitted Section 6.20.

     6.12 MERGER. The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except (i) that a Subsidiary may merge into the Company or a Wholly-Owned Subsidiary or (ii) the Company or any Subsidiary may merge in connection with a Permitted Acquisition, PROVIDED that in any merger to which the Company is party, the Company shall be the surviving corporation.

     6.13 SALE OF ASSETS. The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

          (i) Sales of inventory in the ordinary course of business.

          (ii) Sales of obsolete or surplus equipment and equipment traded in or exchanged for replacement equipment, together with any intellectual property reasonably related thereto, in each case in the ordinary course of business.

          (iii) Leases and other transfers of Property between any Borrowers.

          (iv) Sales and other dispositions of Property on or prior to March 31, 2002 in connection with the discontinuance of operations of the Equipment Distribution Group.

          (v) Sales and other dispositions of Mortgaged Real Property, subject to Section 2.7.2(b).

     6.14  INVESTMENTS  AND  ACQUISITIONS.  The Company  shall not,  nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition, except:

          (i) Cash Equivalent Investments.

          (ii) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.14.

          (iii) Permitted Acquisitions, PROVIDED that the Company shall have obtained the prior written consent of the Required Lenders.

          (iv) The Company may make loans or advances to other Borrowers permitted by Section 6.11(vii).

          (v) The Company may make loans and advances to Foreign Subsidiaries permitted by Section 6.11 (viii), PROVIDED that the aggregate amount of such Indebtedness outstanding at any one time, together with the aggregate Purchase Price of all Permitted Acquisitions consummated during the term of this Agreement involving the acquisition or creation of a Foreign Subsidiary, shall not exceed $5,000,000.

     6.15 LIENS. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

          (i) Liens for taxes, assessments or governmental charges or levies (other than Liens imposed by the PBGC) on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

          (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

          (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

          (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.

          (v) Liens existing on the date hereof and described in Schedule 6.15.

          (vi) Liens in favor of the Agent, for the benefit of the Holders of Secured Obligations, granted pursuant to any Collateral Document.

          (vii) Liens arising under Capitalized Leases and purchase money Liens (including refinancings thereof) permitted by Section 6.11(v).

          (viii)  Liens on real  property  securing  Indebtedness  permitted  by
     Section 6.11(vi).

          (ix) Liens to secure the performance of statutory obligations, bids, leases, government contracts, performance and surety bonds and other similar obligations in the ordinary course of business.

          (x) Bankers' liens and rights of setoff arising by operation of law and contractual rights of setoff.

     6.16 CAPITAL EXPENDITURES. The Company will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of $15,000,000 for Capital Expenditures during the period from April 1, 2001 to March 31, 2002 or during each fiscal year ending thereafter, on a non-cumulative basis in the aggregate for the Company and its Subsidiaries.

     6.17 AFFILIATES. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction.

     6.18 SUBORDINATED INDEBTEDNESS. The Company will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness which is adverse to the interests of the Lenders, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness. The Company shall give the Agent ten Business Days' prior written notice of the terms of any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness.

     6.19 SALE AND LEASEBACK TRANSACTIONS AND OTHER OFF-BALANCE SHEET LIABILITIES. The Company will not, nor will it permit any Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction, except Sale and Leaseback Transactions with respect to the Mortgaged Real Property, subject to
Section 2.7.2(b), or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for Rate Management Transactions permitted under the terms of Section 6.21.

     6.20 CONTINGENT OBLIGATIONS. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement
Obligations, (iii) joint and several liability of the Borrowers for the Obligations, (iv) Contingent Obligations of the Company with respect to obligations of any Subsidiary and (v) obligations arising in connection with performance and surety bonds in the ordinary course of business.

     6.21 FINANCIAL CONTRACTS. The Company will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract, except Financial Contracts pursuant to which the Company or any Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure.

     6.22 FINANCIAL COVENANTS.

          6.22.1. INTEREST COVERAGE RATIO. The Company will not permit the Interest Coverage Ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, to be less than 1.25 to 1 for each fiscal quarter ending on or before September 30, 2001; to be less than 1.50 to 1 for the fiscal quarter ending on December 31, 2001; to be less than 1.75 to 1 for the fiscal quarter ending on March 31, 2002; or to be less than 2.50 to 1 for each fiscal quarter ending thereafter.

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
          6.22.2. FIXED CHARGE COVERAGE RATIO. The Company will not permit the Fixed Charge Coverage Ratio, determined as of the end each of its fiscal quarters for the then most recently ended four fiscal quarters, to be less than 1.25 to 1 for each fiscal quarter ending on or before March 31, 2002, or to be less than 1.50 to 1 for each fiscal quarter ending thereafter.

          6.22.3. ADJUSTED LEVERAGE RATIO. The Company will not permit the Adjusted Leverage Ratio, determined as of the end of each of its fiscal quarters, to be greater than 3.75 to 1 at the end of each fiscal quarter ending on or before September 30, 2001; to be greater than 3.60 to 1 at the end of the fiscal quarter ending on December 31, 2001; to be greater than
     3.25 to 1 at the end of the fiscal quarter ending on March 31, 2002; or to be greater than 2.50 to 1 at the end of each fiscal quarter ending thereafter.

          6.22.4. MINIMUM NET WORTH. The Company will at all times maintain Consolidated Net Worth of not less than the sum of (i) $120,000,000 PLUS
     (ii) 50% of Consolidated Net Income earned in each fiscal quarter beginning with the quarter ending June 30, 2001 (without deduction for losses for any such fiscal quarter) PLUS (iii) the amount of any addition to the consolidated stockholders' equity of the Company and its Subsidiaries at any time resulting from the issuance or sale of any Equity Interests by the Company after June 30, 2001.

          6.22.5. LOSSES. The Company shall not permit (i) the net after tax loss incurred by the Wireless Technology Group after March 31, 2001 and prior to April 1, 2002 to be greater than $3,000,000 or (ii) Consolidated Net Income for any fiscal quarter to be less than zero.

          6.22.6. CALCULATION OF FINANCIAL COVENANTS.

          (a) For purposes of calculating each of the financial covenants contained in this Section 6.22, the outstanding principal amount of the Loans hereunder as of the last day of the fiscal period for which such financial covenant is calculated shall be reduced by the amount of Blocked Cash on deposit at the close of business on such day, but only to the extent that such amount of Blocked Cash was on such day or subsequently shall have been collected.

          (b) In the event that the Company or any Subsidiary shall have consummated a Permitted Acquisition during any four fiscal quarter period for which any financial covenant contained in this Section 6.22 is calculated, such financial covenant shall be calculated as if such Permitted Acquisition (including any Indebtedness incurred in connection therewith) had been consummated on the first day of such four fiscal quarter period, PROVIDED that the Company shall not include such Permitted Acquisition in the calculation of Consolidated EBIT or Adjusted EBITDA unless the Company shall have delivered to the Lenders, at or prior to the time financial statements as of the last day of such four fiscal quarter period are delivered to the Lenders pursuant to Section 6.1, audited financial statements of the acquired business or Person, stated in U.S. Dollars and presented in conformity with U.S. generally accepted accounting principles, and covering the period from the first day of such four fiscal quarter period to the actual date of the consummation of such Permitted Acquisition. The audit report with respect to such financial statements shall be certified by independent certified public accountants acceptable to the Agent.

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
     6.23 SUBSIDIARIES. If at any time after the date hereof, the Company or any Subsidiary shall create or acquire any Subsidiary, the Company shall promptly notify the Agent thereof, which notice shall specify the date as of which such Subsidiary became a Subsidiary. Within 60 days after the date specified in such notice, the Company shall (i) cause such Subsidiary to execute and deliver to the Agent a Joinder Agreement and such Collateral Documents with respect to substantially all of the Property of such Subsidiary as the Agent shall reasonably request (all such Collateral Documents to be in form and substance reasonably satisfactory to the Agent) and (ii) pledge and/or cause any other Subsidiary to pledge to the Agent, for the benefit of the Holders of Secured Obligations, all of the Equity Interests of such Subsidiary held by the Company or any other Subsidiary, in each case together with such supporting documentation, including authorizing resolutions and/or opinions of counsel, as the Agent may reasonably request. Notwithstanding the foregoing, (A) if the Company or any of its Subsidiaries acquires a Subsidiary pursuant to a Permitted Acquisition, the Company may, as an alternative to complying with the preceding sentence, within 60 days after the consummation of such Permitted Acquisition, cause such Subsidiary to merge into, or to transfer all or substantially all of its assets to, any other Borrower, and (B) if such acquired or created Subsidiary is a Foreign Subsidiary, such Foreign Subsidiary shall not be required to execute and deliver to the Agent a Joinder Agreement or any Collateral Documents and the Company and any other Subsidiary shall not be required to pledge to the Agent more than 65% of such Foreign Subsidiary's capital stock or other Equity Interests.

     6.24 ISSUANCE OF STOCK. The Company shall, by June 30, 2001, have received gross cash proceeds of at least $10,000,000 from the issuance by the Company of common stock or convertible preferred stock pursuant to an Equity Financing.

     6.25 FUTURE LIENS ON REAL PROPERTY. Each Borrower shall execute and deliver to the Agent, within 30 days after its acquisition of any real property, a mortgage, deed of trust or other appropriate instrument evidencing a Lien upon any such acquired property, to be in form and substance reasonably acceptable to the Agent and subject only to such Liens as otherwise shall be permitted by this Agreement, and a title insurance policy insuring the Agent's interest therein. The foregoing provision shall not apply to real property acquired with purchase money financing otherwise permitted hereunder, until such purchase money financing has been repaid and the purchase money lien released.

     6.26 NOTICE OF REDEMPTION OF PREFERRED STOCK. Upon receipt by the Company of any notice from a holder of such preferred stock demanding the redemption of such preferred stock as a result of the failure by the Company to deliver its common stock pursuant to such holder's election to convert such preferred stock into such common stock, the Company shall promptly (but in any event written one Business Day following such receipt) send a copy of such notice to the Agent.

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
                                  ARTICLE VII

                                    DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

     7.1 Any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement or any other Loan Document, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

     7.2 Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five Business Days after the same becomes due.

     7.3 The breach by the Company or any of its Subsidiaries of any of the terms or provisions of Article VI Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22 (Financial Covenants), 6.24, 6.25
or 6.26, PROVIDED that a breach of Section 6.15 occurring as a result of a non-consensual Lien securing an obligation not in excess of $1,000,000 shall not constitute a Default unless such breach shall not have been remedied within 30 days after such Lien arose.

     7.4 The breach by the Company or any of its Subsidiaries (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within twenty days after written notice from the Agent or any Lender.

     7.5 Failure of the Company or any of its Subsidiaries to pay when due any Indebtedness aggregating in excess of $1,000,000 ("Material Indebtedness"); or the default by the Company or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material
Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Company or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

     7.6 The Company or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect

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
or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

     7.7 Without the application, approval or consent of the Company or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

     7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Company and its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

     7.9 The Company or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $5,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

     7.10 Any Unfunded Liabilities shall exist under any Single Employer Plan or any Reportable Event shall occur in connection with any Plan, in either case, which could reasonably be expected to have a Material Adverse Effect.

     7.11 The Company or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), could reasonably be expected to have a Material Adverse Effect.

     7.12 The Company or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Company and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of

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
each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount which could reasonably be expected to have a Material Adverse Effect.

     7.13 The Company or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Company, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

     7.14 Any Change in Control shall occur.

     7.15 Nonpayment by the Company or any Subsidiary of any Rate Management Obligation when due or the breach by the Company or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction.

     7.16 Any Collateral Document shall for any reason, other than an act or omission of the Agent or any Holder of Secured Obligations, fail to create a valid and perfected security interest in the Collateral purported to be covered thereby, subject only to the Liens permitted by the Credit Agreement, and such failure shall not be remedied within ten days; or any Borrower shall take any action to discontinue or to assert the invalidity or unenforceability of any Collateral Document, whether as to such Borrower or in its entirety.

     7.17 The Company shall fail to comply in a timely manner with the terms of any preferred stock issued by the Company pursuant to which any holder thereof shall have elected to convert such preferred stock to common stock of the Company, and as a consequence thereof any such holder shall have given notice to the Company demanding the redemption of such preferred stock.

                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     8.1 ACCELERATION; FACILITY LC COLLATERAL ACCOUNT. (i) If any Default described in Section 7.6 or 7.7 occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the LC Issuer or any Lender, and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the "Collateral Shortfall Amount"). If any other Default occurs and is continuing, the Required Lenders (or the Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waives, and (b) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

          (ii) If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

          (iii) The Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrowers to the Lenders or the LC Issuer under the Loan Documents.

          (iv) At any time while any Default is continuing, neither any Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.

          (v) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

     8.2 AMENDMENTS. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; PROVIDED, HOWEVER, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

          (i) Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto.

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
          (ii) Reduce the percentage specified in the definition of Required Lenders.

          (iii) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Aggregate Commitment (except as provided in Section 2.1(b)), the Commitment of any Lender hereunder or the commitment to issue Facility LCs, or permit any Borrower to assign its rights under this Agreement.

          (iv) Amend this Section 8.2.

          (v) Release any Borrower from joint and several liability for the Obligations or, except as provided in the Collateral Documents, release all or substantially all of the Collateral.

Notwithstanding the foregoing, the Agent, the Borrowers and a Lender or other financial institution providing an additional Commitment pursuant to Section 2.1(b) may enter into a supplement hereto for such purpose without the consent of any other party hereto. No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, no amendment of any provision relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

     8.3 PRESERVATION OF RIGHTS. No delay or omission of the Lenders, the LC Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

     9.2 GOVERNMENTAL REGULATION. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

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
     9.3 HEADINGS. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.4 ENTIRE AGREEMENT. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than the fee letters described in Section 10.13.

     9.5 SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

     9.6 EXPENSES; INDEMNIFICATION. (i) The Borrowers jointly and severally agree to reimburse the Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrowers also jointly and severally agree to reimburse the Agent, the Arranger, the LC Issuer and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, the Arranger, the LC Issuer and the Lenders, which attorneys may be employees of the Agent, the Arranger, the LC Issuer or the Lenders) paid or incurred by the Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrowers under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrowers acknowledge that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrowers' assets for internal use by Bank One from information furnished to it by or on behalf of the Borrowers, after Bank One has exercised its rights of inspection pursuant to this Agreement.

          (ii) The Borrowers hereby further jointly and severally agree to indemnify the Agent, the Arranger, the LC Issuer and each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or

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     preparation therefor whether or not the Agent, the Arranger,  the LC Issuer or any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrowers under this
     Section 9.6 shall survive the termination of this Agreement.

          (iii) The Borrowers acknowledge and agree that, promptly after the Effective Date, the Agent (or counsel for the Agent), on behalf of the Lenders, will enter into an engagement letter with BDO Seidman, or, if BDO Seidman declines such engagement, another consultant satisfactory to the Agent (in either case, the "Consultant"), pursuant to which the Agent will direct the Consultant to deliver a completed report to the Lenders, no later than October 31, 2001, with respect to the following aspects of the Borrowers' operations: (i) procedures for accumulating field production data; (ii) procedures for reporting field production data into internal accounting systems; (iii) procedures for documenting the scope of work changes in the field and change order requests; and (iv) benchmarking of the Borrowers' procedures for reporting field production data with the standards and best practices in the industry, all in form and substance satisfactory to the Agent. The Borrowers hereby jointly and severally agree
     (a) to provide the Consultant with access to management and information on a basis sufficient to enable the Consultant to complete its engagement in accordance with its terms and (b) to pay or reimburse the Consultant's reasonable fees and expenses in connection with such engagement.

     9.7 NUMBERS OF DOCUMENTS. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

     9.8 ACCOUNTING. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     9.9 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.10 NONLIABILITY OF LENDERS. The relationship between the Borrowers on the one hand and the Lenders, the LC Issuer and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to any Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower's business or operations. Each Borrower agrees that neither the Agent, the Arranger, the LC Issuer nor any Lender shall have liability to such Borrower (whether sounding in tort, contract or otherwise) for losses suffered by such Borrower in connection with, arising

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out  of,  or in any  way  related  to,  the  transactions  contemplated  and the relationship  established by the Loan Documents,  or any act,  omission or event
occurring  in  connection  therewith,   unless  it  is  determined  in  a  final
non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and each Borrower hereby
waives,  releases  and  agrees  not  to  sue  for,  any  special,   indirect  or
consequential damages suffered by such Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     9.11 CONFIDENTIALITY. Each Lender agrees to hold any confidential information which it may receive from the Borrowers pursuant to this Agreement in confidence, except for disclosure (i) to its affiliates and to other Lenders and their respective affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 12.4.

     9.12 PERFORMANCE OF OBLIGATIONS. The Borrowers agree that, after the occurrence and during the continuance of a Default, the Agent may, but shall have no obligation to, (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral (other than any of the foregoing which is permitted hereunder) and
(ii) make any other payment or perform any act required of any Borrower under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (y) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (z) pay any rents payable by any Borrower which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Agent shall use its reasonable efforts to give the Borrowers five (5) Business Days' notice of any action taken under this Section 9.12 prior to the taking of such action; PROVIDED that the failure to give such notice shall not affect the Borrowers' obligations in respect thereof, and PROVIDED FURTHER that the right of the Agent to obtain any insurance required by the terms of this Agreement shall be governed by Section 6.6(b). The Borrowers jointly and severally agree to pay to the Agent, promptly after receipt of a reasonably detailed invoice therefor, the principal amount of all funds advanced by the Agent under this Section 9.12, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrowers fail to make payment in respect of any such advance under this Section 9.12 within one (1) Business Day after the date the Borrowers receive written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender

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to make  available  to the  Agent  its Pro Rata  Share of any such  unreimbursed advance under this Section 9.12 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, advances made under this Section 9.12 shall constitute Obligations secured by the Collateral until paid in full by the Borrowers.

     9.13 JOINT AND SEVERAL LIABILITY OF THE BORROWERS.

          9.13.1. JOINT AND SEVERAL OBLIGATIONS. The Borrowers shall be jointly and severally liable for the payment of the Obligations and the performance of each and all of the covenants and agreements of the Borrowers under this Agreement and the other Loan Documents.

          9.13.2. LIMITATION ON OBLIGATIONS. (a) In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Borrower under this Agreement would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Borrower's liability under this Agreement, then, notwithstanding any other provision of this Agreement to the contrary, the amount of such liability shall, without any further action by the Borrowers, the Agent, the LC Issuer or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Borrower's "Maximum Liability"). This Section 9.13.2(a) with respect to the Maximum Liability of the Borrowers is intended solely to preserve the rights of the Agent, the LC Issuer and the Lenders hereunder to the maximum extent not subject to avoidance under applicable law, and neither any Borrower nor any other Person shall have any right or claim under this Section 9.13.2(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of each Borrower hereunder shall not be rendered voidable under applicable law.

          (b) Each of the Borrowers agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of such Borrower, and may exceed the aggregate Maximum Liability of all the Borrowers, without impairing the Borrowers' obligations hereunder or affecting the rights and remedies of the Agent, the LC Issuer and the Lenders hereunder. Nothing in this Section 9.13.2(b) shall be construed to increase any Borrower's obligations hereunder beyond its Maximum Liability.

          (c) In the event any Borrower (a "Paying Borrower") shall make any payment or payments under this Agreement in excess of its own primary obligations with respect to Loans made to it and Facility LC issued for its account or shall suffer any loss as a result of any realization upon any Collateral granted by it to secure its obligations under this Agreement in excess of its own primary obligations with respect to Loans made to it and Facility LCs issued for its account, each other Borrower (each a "Non-Paying Borrower") shall contribute to such Paying Borrower an amount equal to such Non-Paying Borrower's "Pro Rata Share" of such payment or

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
     payments made, or losses suffered, by such Paying Borrower. For the purposes hereof, each Non-Paying Borrower's "Pro Rata Share" with respect to any such payment or loss by a Paying Borrower shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Borrower's Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) to (ii) the aggregate Maximum Liability of all Borrowers hereunder (including such Paying Borrower) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder). Nothing in this Section 9.13.2(c) shall affect any Borrower's several liability for the entire amount of the Obligations (up to such Borrower's Maximum Liability). Each of the Borrowers covenants and agrees that its right to receive any contribution under this Section 9.13.2(c) from a Non-Paying Borrower shall be subordinate and junior in right of payment to all the Obligations. The provisions of this Section 9.13.2(c) are for the benefit of all of the parties to this Agreement and may be enforced by or on behalf of any one, or more, or all of them in accordance with the terms hereof.

          9.13.3. OBLIGATIONS UNCONDITIONAL. Subject to Section 9.13.2, the obligations of each of the Borrowers hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

          (i) any extension, renewal, settlement, compromise, waiver or release in respect of any of the Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Obligations;

          (ii) any modification or amendment of or supplement to this Agreement, any Note, any Rate Management Transaction or any other Loan Document;

          (iii) any release, nonperfection or invalidity of any direct or indirect security for any Obligations under this Agreement, any Note, any Rate Management Transaction, any other Loan Document, or any obligations of any other guarantor of any of the Obligations, or any action or failure to act by the Agent, the LC Issuer, any Lender or any affiliate of any Lender with respect to any Collateral securing all or any part of the Obligations;

          (iv) any change in the corporate existence, structure or ownership of the Company or any other Borrower or any other guarantor of any of the Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or any other Borrower or any other guarantor of the Obligations, or its assets, or any resulting release or discharge of any obligation of the Company or any other Borrower or any other guarantor of any of the Obligations;

          (v) the existence of any claim, setoff or other rights which any Borrower may have at any time against the Company or any other Borrower or any other guarantor of any of the Obligations, the Agent, the LC Issuer, any Lender or any other Person, whether in connection herewith or any unrelated transactions;

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          (vi) any  invalidity  or  unenforceability  relating to or against the
     Company or any other Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any Rate Management Transaction, any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment, by the Company or any other Borrower or any other guarantor of the Obligations, of the principal of or interest on any Note or any other amount payable by the Company or any other Borrower under this Agreement, any Note, any Rate Management Transaction or any other Loan Document; or

          (vii) any other act or omission to act or delay of any kind by the Company or any other Borrower or any other guarantor of the Obligations, the Agent, the LC Issuer, any Lender or any other Person, or any other circumstance whatsoever which might, but for the provisions of this Section 9.13.3, constitute a legal or equitable discharge of any Borrower's obligations hereunder.

Each of the Borrowers hereby fully and completely waives, releases and relinquishes any and all defenses and claims based on principles of suretyship and/or guaranty and any and all benefits under Arizona Revised Statutes Sections 12-1641 through 12-1646 and Rule 17(f) of the Arizona Rules of Civil Procedure.

     9.14 NO NOVATION. Notwithstanding anything herein to the contrary, it is the intention of the parties hereto that the execution and delivery of this Agreement not effect a novation, payment, discharge, or extinguishment of the Original Agreement, but merely a restatement and substitution of the terms thereof.

                                   ARTICLE X

                                    THE AGENT

     10.1 APPOINTMENT; NATURE OF RELATIONSHIP. Bank One, Arizona, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article
X.  Notwithstanding  the  use of  the  defined  term  "Agent,"  it is  expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

     10.2 POWERS. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The

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Agent shall have no implied  duties to the  Lenders,  or any  obligation  to the
Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

     10.3 GENERAL IMMUNITY. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

     10.4 NO RESPONSIBILITY FOR LOANS, RECITALS, ETC. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any guarantor of any of the Obligations or of any Borrower's or any such guarantor's respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Company or any Borrower to the Agent at such time, but is voluntarily furnished by the Company or any Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

     10.5 ACTION ON INSTRUCTIONS OF LENDERS. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6 EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

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     10.7  RELIANCE ON DOCUMENTS;  COUNSEL.  The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

     10.8 AGENT'S REIMBURSEMENT AND INDEMNIFICATION. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under the Loan Documents,
(ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, PROVIDED that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or any Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

     10.10 RIGHTS AS A LENDER. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

     10.11 LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Company and such

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other  documents  and  information  as it has deemed  appropriate,  made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.12 SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrowers or any Lender, appoint any of its affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this
Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

     10.13 AGENT'S FEE. The Borrowers jointly and severally agree to pay to the Agent, for its own account, the fees agreed to by the Company and the Agent pursuant to those certain letter agreements dated February 9, 2000 and June 14, 2001, or as otherwise agreed from time to time.

     10.14 DELEGATION TO AFFILIATES. The Borrowers and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its affiliates. Any such affiliate (and such affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

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     10.15  EXECUTION OF COLLATERAL  DOCUMENTS.  The Lenders  hereby empower and authorize the Agent to execute and deliver to the Borrowers on their behalf any Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

     10.16 COLLATERAL RELEASES. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrowers on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

     10.17 CO-AGENTS, SYNDICATION AGENT, ETC. Neither any of the Lenders identified in this Agreement as a "co-agent" nor the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS

     11.1 SETOFF. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any affiliate of any Lender to or for the credit or account of such Borrower may be offset and applied toward the payment of the Secured Obligations owing to such Lender, whether or not the Secured Obligations, or any part thereof, shall then be due.

     11.2 RATABLE PAYMENTS. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

     11.3 APPLICATION OF PAYMENTS. So long as a Default shall have occurred and be continuing, or if the Borrowers shall otherwise fail to direct the application of payments hereunder, the Agent shall, unless otherwise specified

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at the direction of the Required  Lenders,  which  direction shall be consistent with the last two sentences of this Section 11.3, apply all payments and prepayments in respect of any Obligations and all proceeds of Collateral in the following order:

          (A) first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrowers;

          (B) second, to pay interest on and then principal of any advance made under Section 9.12 for which the Agent has not then been paid by the Borrowers or reimbursed by the Lenders;

          (C) third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Agent;

          (D) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the LC Issuer;

          (E) fifth, to pay interest due in respect of Swing Line Loans;

          (F) sixth, to pay interest due in respect of the Loans (other than Swing Line Loans) and Reimbursement Obligations;

          (G) seventh, to the ratable payment or prepayment of principal outstanding on Swing Line Loans;

          (H)  eighth,  to  the  ratable  payment  or  prepayment  of  principal
     outstanding  on  Loans,   Reimbursement  Obligations  and  Rate  Management
     Obligations owing to any Lender or any affiliate of any Lender;

          (I) ninth, to provide required cash collateral pursuant to Section 8.1; and

          (J) tenth, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrowers, all principal payments in respect of Revolving Loans shall be applied first to repay outstanding Floating Rate Loans and then to repay outstanding Eurodollar Rate Loans, with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 11.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders, the LC Issuer and other Holders of Secured Obligations as among themselves. The order of priority set forth in clauses (D) through (J) of this Section 11.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrowers, or any other Person, provided that the order of priority of payments in respect of Swing Line Loans may be changed only with the prior written consent of the Swing Line Lender. The order of priority set forth in clauses (A) through (C) of this
Section 11.3 may be changed only with the prior written consent of the Agent.

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11.4  RELATIONS  AMONG  LENDERS.  Except with respect to the exercise of set-off rights of any Lender in accordance with Section 11.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or any other obligor hereunder or with respect to any Collateral or Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent. Notwithstanding the foregoing, and subject to Section 11.2, any Lender shall have the right to enforce on an unsecured basis the payment of the principal of and interest on any Loan made by it after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

                                  ARTICLE XII

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     12.1 SUCCESSORS AND ASSIGNS. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents and
(ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

     12.2 PARTICIPATIONS.

          12.2.1. PERMITTED PARTICIPANTS; EFFECT. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's

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     obligations  under the Loan Documents shall remain  unchanged,  such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          12.2.2. VOTING RIGHTS. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest, fees or any Reimbursement Obligation or reduces the interest rate or fees payable with respect to any such Credit Extension or Commitment, extends the Facility Termination Date, postpones any date fixed for any regularly-scheduled payment of principal of or interest on, any Loan in which such Participant has an interest, or any regularly scheduled payment of fees on any such Credit Extension or Commitment, releases any guarantor of any such Credit Extension or releases any collateral held in the Facility LC Collateral Account (except in accordance with the terms hereof) or all or substantially all of any other Collateral securing any such Credit Extension.

          12.2.3. BENEFIT OF SETOFF. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, PROVIDED that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3 ASSIGNMENTS.

          12.3.1. PERMITTED ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. The consent of the Company, the Agent and the LC Issuer shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an affiliate thereof; PROVIDED, HOWEVER, that if a Default has occurred and is continuing, the consent of the Company shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an affiliate thereof shall (unless each of the Company and the Agent otherwise consents) be in an amount not less

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     than the  lesser  of (i)  $5,000,000  or (ii) the  remaining  amount of the
     assigning  Lender's   Commitment   (calculated  as  at  the  date  of  such
     assignment) or outstanding Loans (if the applicable Commitment has been terminated).

          12.3.2. EFFECT; EFFECTIVE DATE. Upon (i) delivery to the Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by any Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

     12.4 DISSEMINATION OF INFORMATION. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Company and its Subsidiaries, including without limitation any information contained in any Reports; PROVIDED that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

     12.5 TAX TREATMENT. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

                                  ARTICLE XIII

                                     NOTICES

     13.1 NOTICES. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the

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case of any  Borrower,  at the  address or  facsimile  number of the Company set forth on the signature pages hereof, (b) in the case of the Agent, at its address or facsimile number set forth below its signature hereto, (c) in the case of any Lender, at its address or facsimile number set forth in its administrative questionnaire or (d) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrowers in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.
13.2 CHANGE OF ADDRESS. The Borrowers and the Agent may each change the address for service of notice upon it by a notice in writing to the other parties hereto. Any Lender may change the address for service of notice upon it by a notice in writing to the Borrowers and the Agent.

                                  ARTICLE XIV

                                  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Agent, the LC Issuer and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

                                   ARTICLE XV

          CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

     15.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ARIZONA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     15.2 CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ARIZONA STATE COURT SITTING IN MARICOPA COUNTY, ARIZONA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

     15.3 WAIVER OF JURY TRIAL. EACH BORROWER, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

                            [Signature Pages Follow]

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                                PRICING SCHEDULE

                            LEVEL I    LEVEL II    LEVEL III     LEVEL IV
APPLICABLE MARGIN           STATUS      STATUS       STATUS       STATUS
-----------------           ------      ------       ------       ------

Eurodollar Rate              3.00%       3.25%        3.50%        3.75%

ABR                          1.50%       1.75%        2.00%        2.25%


                            LEVEL I    LEVEL II    LEVEL III     LEVEL IV
APPLICABLE MARGIN           STATUS      STATUS       STATUS       STATUS
-----------------           ------      ------       ------       ------

Letter of Credit Fee         2.75%       3.00%        3.25%        3.50%

Commitment Fee              0.375%      0.375%        0.50%        0.50%

     For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

     "Financials" means the annual or quarterly financial statements of the Company delivered pursuant to Section 6.1(i) or (ii).

     "Level I Status" exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Leverage Ratio is less than 1.50 to 1.00.

     "Level II Status" exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) the Leverage Ratio is less than 2.00 to 1.00.

     "Level III Status" exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 2.50 to 1.00.

     "Level IV Status" exists at any date if the Company has not qualified for Level I Status, Level II Status or Level III Status.

     "Status" means Level I Status, Level II Status, Level III Status or Level IV Status.

     The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Company's Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five business days after the Agent has received the applicable Financials. If the Company fails to deliver the Financials to the Agent at the time required pursuant to the Credit Agreement, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered. The Company's Status will be deemed to be Level IV Status for the first six months after the date hereof.

                               COMMITMENT SCHEDULE

LENDER                                                              COMMITMENT
------                                                            --------------
Bank One, Arizona, NA                                             $27,500,000.00
Union Bank of California, N.A.                                    $20,000,000.00
The Bank of Nova Scotia                                           $15,000,000.00
Sun Trust Bank                                                    $15,000,000.00
First Tennessee Bank National Association                         $12,500,000.00
Comerica West Incorporated                                        $10,000,000.00
                                                                  --------------
                                                       Total     $100,000,000.00

                                       70